UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


            Information Statement pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                  XYRATEX LTD
                                (Name of Issuer)

                    Common shares, par value $0.01 per share
                         (Title of Class of Securities)

                                  G98268-10-8
                                 (CUSIP Number)

                               December 31, 2006
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
  |_|   Rule 13d-1(b)
  |_|   Rule 13d-1(c)
  |X|   Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  G98268-10-8
--------------------------------------------------------------------------------

    1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
        Hg Pooled Management Limited
        ------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)  |_|
            --------------------------------------------------------------------
       (b)  |_|
            --------------------------------------------------------------------

   3.  SEC Use Only
       -------------------------------------------------------------------------

   4.  Citizenship or Place of Organization
       England
       -------------------------------------------------------------------------


              5.  Sole Voting Power
                  5,587,359
                  --------------------------------------------------------------

Number of     6.  Shared Voting Power
Shares            0
Beneficially      --------------------------------------------------------------
Owned by
Each          7.  Sole Dispositive Power
Reporting         5,587,359
Person With       --------------------------------------------------------------


              8.  Shared Dispositive Power
                  0
                  --------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person
       5,587,359
       -------------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
       N/A
       -------------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)
       19.41%
       -------------------------------------------------------------------------

   12. Type of Reporting Person (See Instructions)
       OO
       -------------------------------------------------------------------------

Item 1.
       (a) Name of Issuer
           Xyratex Ltd
           ---------------------------------------------------------------------
       (b) Address of Issuer's Principal Executive Offices
           Langstone Road, Havant PO9 1SA, United Kingdom
           ---------------------------------------------------------------------

Item 2.
       (a) Name of Person Filing
           Hg Pooled Management Limited
           ---------------------------------------------------------------------
       (b) Address of Principal Business Office or, if none, Residence
           3rd Floor, Minerva House, 3-5 Montague Close, London SE1 9BB UNITED KINGDOM
           ---------------------------------------------------------------------
       (c) Citizenship
           England
           ---------------------------------------------------------------------
       (d) Title of Class of Securities
           Common shares, par value $0.01 per share
           ---------------------------------------------------------------------
       (e) CUSIP Number
           Not applicable
           ---------------------------------------------------------------------

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or(c), check whether the person filing is a:

       (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

       (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

       (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

       (e)  |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)
               (E);

       (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

       (g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

       (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

       (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

       (j) |_|  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                Not Applicable

 Item 4.        Ownership

 Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


        (a)  Amount beneficially owned:
             5,587,359
            --------------------------------------------------------------------

        (b)  Percent of class:
             19.41%
            --------------------------------------------------------------------

        (c)  Number of shares as to which the person has:

           ---------------------------------------------------------------------

           (i)  Sole power to vote or to direct the vote
                5,587,359
                ----------------------------------------------------------------

           (ii) Shared power to vote or to direct the vote
                0
                ----------------------------------------------------------------

          (iii) Sole power to dispose or to direct the disposition of
                5,587,359

                ----------------------------------------------------------------

          (iv)  Shared power to dispose or to direct the disposition of
                0
                ----------------------------------------------------------------

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following   |_|.

   Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

   Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

   Not Applicable

Item 8. Identification and Classification of Members of the Group
   Not Applicable

Item 9. Notice of Dissolution of Group

     Hg Pooled Management Limited is a subsidiary of Hg Investment Managers Limited, a subsidiary of HgCapital LLP. Please see separate Amendment No. 1 to Schedule 13G filed by Hg Investment Managers Limited on February 14, 2007.

Item 10.Certification

   Not Applicable

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 14, 2007
                                        ----------------------------------------
                                                        Date

                                                 /s/ Stephen Bough
                                        ----------------------------------------
                                                      Signature

                                           Stephen Bough, Finance Director
                                        ----------------------------------------
                                                     Name/Title

                                                 /s/ Ben Hewetson
                                        ----------------------------------------
                                                      Signature

                                               Ben Hewetson, Director
                                        ----------------------------------------
                                                     Name/Title